Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-90221, as amended) pertaining to Coca-Cola Enterprises Inc. Savings Plan for Organized Employees of Southern New England of our report dated June 24, 2005, with respect to the financial statements and supplemental schedule of the Coca-Cola Enterprises Inc. Savings Plan for Organized Employees of Southern New England included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 24, 2005